Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Steven Nell             Andrea Myers
Chief Financial Officer     Corporate Communications
(918) 588-6752         (918) 594-7794

BOK Financial Reports Record Earnings of $351 Million for 2012
Fourth Quarter Earnings Total $83 Million
TULSA, Okla. (Wednesday, January 30, 2013) - BOK Financial Corporation reported record net income of $351.2 million or $5.13 per diluted share for the year ended December 31, 2012, up $65.3 million or 23% over 2011. Net income for the year ended December 31, 2011 was $285.9 million or $4.17 per diluted share.
“BOK Financial's results for 2012 reflect the value of our diversified revenue business model,” said President and CEO Stan Lybarger. “Non-interest revenue increased by $103 million or 20% over 2011, led by tremendous growth in mortgage banking revenue. Our mortgage banking professionals originated over $3.7 billion in loans, assisting a record number of customers in the purchase or refinance of their home during this year. In addition to mortgage banking revenue, brokerage and trading revenue was up nearly $23 million over the previous year, which more than offset the full year effect of regulatory limits on interchange fees."
"Our commercial loan portfolio grew by $1.1 billion or 16% and deposits grew by $2.4 billion or 13% over December 31, 2011," said Lybarger. "Additionally, continued improvements in credit quality in 2012 required us to further reduce our combined allowances for credit losses by $45 million through net charge-offs and a $22 million negative provision for credit losses."
"While persistently low interest rates and modest economic growth present a challenge for all banks, including BOK Financial, we expect the Company to continue to perform well," said Lybarger. "Our outlook for the upcoming year includes continued loan growth, increased non-interest revenue and operating expense discipline."
Net income for the fourth quarter of 2012 totaled $82.6 million or $1.21 per diluted share, compared to net income of $87.4 million or $1.27 per diluted share for the third quarter of 2012 and net income of $67.0 million or $0.98 per diluted share for the fourth quarter of 2011.

Highlights of fourth quarter of 2012 included:

•
Net interest revenue totaled $173.4 million for the fourth quarter of 2012 compared to $176.0 million for the third quarter of 2012. Net interest margin was 2.95% for the fourth quarter of 2012 and 3.12% for the third quarter of 2012. Securities portfolio yield continued to decline as cash flows were reinvested at lower rates.

•
Fees and commissions revenue totaled $165.8 million, largely unchanged compared to the third quarter of 2012. Mortgage banking revenue decreased $3.9 million compared to the prior quarter primarily due to seasonal decreases in mortgage commitments and mortgage loans held for sale. Trust fees and commission revenue increased $2.4 million over the prior quarter. All other revenue sources were up $1.3 million over the prior quarter.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $226.8 million, up $14.0 million over the previous quarter. Personnel expense increased $8.4 million. Non-personnel expense increased $5.6 million.

•
A $14.0 million negative provision for credit losses was recorded in the fourth quarter of 2012. Improving charge-off trends resulted in lower estimated loss rates. Most economic factors are stable or improving in our primary markets. No provision for credit losses was recorded in the third quarter of 2012. Net charge-offs totaled $4.3 million or 0.14% of average loans on an annualized basis in the fourth quarter of 2012 compared to net charge-offs of $5.7 million or 0.19% of average loans on an annualized basis in the third quarter of 2012. Gross charge-offs continue to decline, down $921 thousand from the previous quarter.

•
The combined allowance for credit losses totaled $217 million or 1.77% of outstanding loans at December 31, 2012 compared to $236 million or 1.99% of outstanding loans at September 30, 2012. Nonperforming assets totaled $277 million or 2.23% of outstanding loans and repossessed assets at December 31, 2012 and $264 million or 2.21% of outstanding loans and repossessed assets at September 30, 2012. Nonperforming assets increased $31 million due to the implementation of recent regulatory guidance concerning borrowers who have filed for Chapter 7 bankruptcy. Excluding the impact of this new guidance, nonperforming assets decreased $19 million during the fourth quarter of 2012.

•
Outstanding loan balances were $12.3 billion at December 31, 2012, up $479 million over the prior quarter. Commercial loan balances grew by $351 million or 19% on an annualized basis over September 30, 2012. Commercial real estate loans grew by $68 million, residential mortgage loans grew by $32 million and consumer loans grew by $28 million.

•
Period end deposits totaled $21.2 billion at December 31, 2012 compared to $19.1 billion at September 30, 2012. Demand deposit accounts increased $1.2 billion and interest-bearing transaction accounts increased $885 million, partially offset by a $54 million decrease in time deposits.

•
Tangible common equity ratio was 9.25% at December 31, 2012 and 9.67% at September 30, 2012. The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders' equity minus intangible assets and equity that does not benefit common shareholders. The Company and its subsidiary bank continue to exceed the regulatory definition of well capitalized. The Company's Tier 1 capital ratios, as defined by banking regulations, were 12.78% at December 31, 2012 and 13.21% at September 30, 2012.

•
The Company paid a regular quarterly cash dividend of $26 million or $0.38 per common share and a special cash dividend of $68 million or $1.00 per common share during the fourth quarter of 2012. On January 29, 2013, the board of directors approved a quarterly cash dividend of $0.38 per common share payable on or about March 1, 2013 to shareholders of record as of February 15, 2013.

Net Interest Revenue
Net interest revenue decreased $2.7 million compared to the third quarter of 2012. Net interest margin was 2.95% for the fourth quarter of 2012 compared to 3.12% for the third quarter of 2012.
The yield on average earning assets decreased 17 basis points compared to the prior quarter. The available for sale securities portfolio yield decreased 28 basis points to 2.10% due primarily to the continued reinvestment of cash flows from the portfolio at lower current rates. The loan portfolio yield of 4.33% was unchanged compared to the previous quarter.
"In the present low interest rate environment, our ability to further decrease funding costs is limited," said Steven Nell, Chief Financial Officer. "In addition, our ability to bolster near term net interest revenue through continued securities portfolio growth may be constrained by our conservative approach to interest rate risk management. We intend to focus on supporting net interest revenue through continued loan portfolio growth. Based on the current interest rate environment, we see continued pressure on net interest margin in 2013."
Average earning assets increased $741 million during the fourth quarter of 2012. The average balance of the available for sale securities portfolio increased $424 million over the third quarter of 2012 due primarily to growth in residential and commercial mortgage-backed securities issued by U.S. government agencies. Average outstanding loans increased $250 million due primarily to a $209 million increase in commercial loan balances.
Average deposits increased $1.4 billion over the previous quarter. Demand deposit balances were up $787 million and interest-bearing transaction account balances increased $624 million. Time deposit account balances decreased $59 million. The average balance of borrowed funds decreased $328 million compared to the third quarter of 2012.
Fees and Commissions Revenue
Fees and commissions revenue totaled $165.8 million, largely unchanged compared to the third quarter of 2012. Increased revenue from an acquisition made during the third quarter was mostly offset by decreased mortgage banking revenue.
Mortgage banking revenue totaled $46.4 million, down $3.9 million from the prior quarter. Record mortgage loan production volume during the fourth quarter was offset by a seasonal decrease in mortgage loan commitments and loans held for sale. Residential mortgage loans funded for sale totaled $1.1 billion for the fourth quarter of 2012, up $27 million or 3% over the previous quarter. Refinanced mortgage loans were 62% of loans originated for sale in the fourth quarter of 2012 compared to 61% of the loans originated for sale in the third quarter of 2012. Outstanding mortgage loan commitments decreased $95 million and the unpaid principal balance of loans held for sale decreased $25 million compared to September 30, 2012.

"Despite some industry forecasts of a reduction in mortgage lending activity, we expect our mortgage banking revenue to remain strong in 2013," said Nell. "During 2012, we increased the number of mortgage lenders, expanded further into our regional markets and added correspondent loan origination channels. In addition, it does not appear that government policies that stimulate mortgage lending will end anytime soon. We also expect continued revenue growth from our wealth management business in 2013 through a full year's performance from our Milestone acquisition and further expansion throughout our regional markets."
Trust fees and commissions revenue were up $2.4 million primarily related to revenue from The Milestone Group, Inc., a Denver-based Registered Investment Adviser acquired by BOK Financial in the third quarter. Brokerage and trading revenue increased $697 thousand, transaction card revenue increased $221 thousand and deposit service charges and fees decreased $974 thousand.
Operating Expenses
Total operating expenses were $222.1 million for the fourth quarter of 2012 compared to $222.3 million for the third quarter of 2012. Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $226.8 million, up $14.0 million over the third quarter of 2012.
Personnel costs increased $8.4 million over the third quarter of 2012 due largely to increased incentive compensation and health care costs. Incentive compensation expense increased $5.8 million. Stock-based incentive compensation expense increased $4.8 million primarily due to increased incentive compensation accruals for executive compensation plans. Cash-based incentive compensation, which rewards employees as they generate business opportunities for the Company by growing loans, deposits, customer relationships or other measurable metrics, increased $1.0 million. Employee health care costs increased $3.0 million over the third quarter of 2012 primarily due to an increased level of large dollar claims.
Non-personnel expense increased $5.6 million over the third quarter of 2012. During the fourth quarter, the Company made a $2.1 million discretionary contribution to the BOKF Foundation. The BOKF Foundation partners with various charitable organizations to support needs within our communities. All other non-personnel expenses were up $3.5 million over the previous quarter.
Loans, Deposits and Capital
Loans
Outstanding loans at December 31, 2012 were $12.3 billion, up $479 million over September 30, 2012. All categories of loans experienced growth during the fourth quarter.
Outstanding commercial loan balances grew by $351 million or 19% on an annualized basis over September 30, 2012. Outstanding balances were up in most geographic markets, including $133 million in Oklahoma, $125 million in Texas, $46 million in Kansas/Missouri and $33 million in Colorado. Service sector loans grew by $134 million primarily in the Texas and Oklahoma markets. Energy sector loans increased $57 million. Energy sector loans grew primarily in the Oklahoma and Colorado markets, partially offset by a decrease in the Texas market. Healthcare sector loans increased $56 million primarily in the Texas market. Wholesale/retail sector loans increased $55 million primarily in the Texas and Kansas/Missouri markets, partially offset by a decrease in the Oklahoma market. Other commercial and industrial sector loans increased $33 million and manufacturing sector loans increased $18 million both primarily in the Oklahoma market. Unfunded energy loan commitments increased $170 million during the fourth quarter to $2.4 billion. All other unfunded commercial loan commitments totaled $3.2 billion at December 31, 2012, up slightly from September 30, 2012.
Commercial real estate loans were up $68 million over September 30, 2012. Loans secured by industrial properties increased by $59 million primarily in the Texas market. Other real estate loans increased $24 million. Growth in the Oklahoma and Colorado markets was partially offset by a decrease in the Texas market. Loans secured by office buildings were up $20 million primarily due to growth in the Texas market, partially offset by a decrease in loans attributed to the Oklahoma market. Growth in these loan classes was partially offset by a $40 million decrease in construction and land development loans primarily in the Oklahoma, Texas and Colorado markets. Unfunded commercial real estate loan commitments totaled $621 million at December 31, 2012, up $47 million over September 30, 2012.
Residential mortgage loans increased $32 million over September 30, 2012. Home equity loans increased $46 million. Growth continues to be primarily focused in first-lien, fully amortizing home equity loans. At December 31, 2012, approximately 63% of our $761 million home equity loan portfolio consisted of first-lien, fully amortizing loans. Non-guaranteed permanent mortgage loans decreased $11.0 million. Permanent mortgage loans guaranteed by U.S. government agencies decreased $2.2 million.
Consumer loans increased $28 million from September 30, 2012. Other consumer loans were up $40 million over September 30, 2012, partially offset by a $13 million decrease primarily related to continued runoff of indirect automobile loans resulting from the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending. Approximately $35 million of indirect automobile loans remain outstanding at December 31, 2012.
Deposits
Deposits totaled $21.2 billion at December 31, 2012 compared to $19.1 billion at September 30, 2012. Demand deposit balances increased $1.2 billion. Interest-bearing transaction account balances increased $885 million and time deposits decreased $54 million. Among the lines of business, commercial deposits increased $1.1 billion, wealth management deposits increased $599 million and consumer deposits increased $80 million. Energy, commercial real estate, treasury services and small business customer account balances all increased over the prior quarter. Commercial customers continue to maintain high account balances due to continued economic uncertainty and persistently low yields available on high-quality investment alternatives. A significant driver of deposit growth in the fourth quarter was sales of businesses or assets by customers. During the first half of January 2013, demand deposit balances decreased by approximately $700 million as customers redeployed these funds.
The temporary unlimited deposit insurance coverage program for noninterest-bearing transaction accounts at all FDIC-insured institutions provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act expired on December 31, 2012. Noninterest-bearing transaction accounts are now insured up to $250,000.

Capital
The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at December 31, 2012. The Company's Tier 1 capital ratio was 12.78% at December 31, 2012 and 13.21% at September 30, 2012. The total capital ratio was 15.13% at December 31, 2012 and 15.71% at September 30, 2012. In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 9.25% at December 31, 2012 and 9.67% at September 30, 2012. Unrealized securities gains added 48 basis points to the tangible common equity ratio at December 31, 2012. The decrease in Tier 1, total and tangible common equity ratios was largely due to the $1.00 per share special dividend paid in the fourth quarter.
"BOK Financial has increased cash dividends each year since paying its first quarterly cash dividend in 2005," said Nell. "We will consider migrating toward a higher regular dividend payout ratio in the future, subject to attractive capital deployment opportunities."
In June 2012, banking regulators issued a Notice of Proposed Rulemaking that will incorporate Basel III capital changes for substantially all U.S. banking organizations. If adopted as proposed, these changes will establish a 7% threshold for the Tier 1 common equity ratio consisting of a minimum level plus a capital conservation buffer. BOK Financial's Tier 1 common equity ratio based on the existing Basel I standards was 12.59% as of December 31, 2012. Our estimated Tier 1 common equity ratio under a fully phased in Basel III framework is approximately 12.15%, nearly 515 basis points above the 7% regulatory threshold. This estimate is subject to interpretation of rules that are not yet final. Additionally, the proposed definition of Tier 1 common equity includes unrealized gains and losses on available for sale securities which will vary based on market conditions.
Credit Quality
Nonperforming assets increased $13 million during the fourth quarter of 2012 to $277 million or 2.23% of outstanding loans and repossessed assets at December 31, 2012. Excluding the impact of recent regulatory guidance that primarily affected residential mortgage loans, nonperforming assets decreased $19 million. Implementation of this guidance increased nonperforming assets by $31 million in the fourth quarter.
The Office of the Comptroller of the Currency issued interpretive guidance in the third quarter of 2012 regarding accounting for and classification of retail loans to borrowers who have filed for Chapter 7 bankruptcy. This guidance requires that these loans be charged-down to collateral value and classified as nonaccruing and troubled debt restructurings, regardless of current payment status. We have generally been complying with this guidance by charging down such loans to collateral value. Implementation of this guidance in the fourth quarter did not significantly affect charge-offs or provision for credit losses. Nonaccruing loans increased by approximately $19 million. At December 31, 2012, payments on approximately 65% of these newly-identified nonaccruing loans are current. Most of this increase in nonaccruing loans is attributed to residential mortgage loans in the the Oklahoma market. Implementation of this guidance also increased renegotiated residential mortgage loans guaranteed by U.S. government agencies by $12 million.
Nonaccruing loans totaled $134 million or 1.09% of outstanding loans at December 31, 2012 and $132 million or 1.11% of outstanding loans at September 30, 2012. New nonaccruing loans identified in the fourth quarter totaled $38 million, including $19 million identified related to the implementation of the recent regulatory guidance on Chapter 7 bankruptcies. This was offset by $16 million in payments received, $8.0 million in charge-offs and $13 million in foreclosures and repossessions.

Nonaccruing commercial loans increased to $24 million or 0.32% of outstanding commercial loans at December 31, 2012 from $22 million or 0.30% of outstanding commercial loans at September 30, 2012. Nonaccruing commercial real estate loans decreased to $61 million or 2.71% of outstanding commercial real estate loans at December 31, 2012 from $76 million or 3.50% of outstanding commercial real estate loans at September 30, 2012. Nonaccruing commercial real estate loans consist primarily of land development and residential construction loans. Nonaccruing land development and residential construction loans totaled $26 million or 10.49% of all land development and construction loans at December 31, 2012, a decrease of $12 million during the fourth quarter.
Nonaccruing residential mortgage loans increased $17 million during the fourth quarter of 2012 to $47 million or 2.27% of outstanding residential mortgage loans. Principally all non-guaranteed residential mortgage loans past due 90 days or more are nonaccruing. Residential mortgage loans past due 30 to 89 days and still accruing interest, excluding loans guaranteed by U.S. government agencies, totaled $11 million at December 31, 2012 and $21 million at September 30, 2012.
The combined allowance for credit losses totaled $217 million or 1.77% of outstanding loans and 161.76% of nonaccruing loans at December 31, 2012. The allowance for loan losses was $216 million and the accrual for off-balance sheet credit losses was $1.9 million. Gross charge-offs continue to decrease, totaling $8.0 million for the fourth quarter, compared to $8.9 million for the previous quarter. Recoveries totaled $3.7 million for the fourth quarter of 2012. Net charge-offs totaled $4.3 million or 0.14% on an annualized basis for the fourth quarter of 2012 compared with net charge-offs of $5.7 million or 0.19% on an annualized basis for the third quarter of 2012.
After evaluating all credit factors, the Company determined that a $14 million negative provision for credit losses was necessary during the fourth quarter of 2012. Improving trends in gross charge-offs and loan portfolio risk grading across most loan classes resulted in lower estimated loss rates used in developing the combined allowance for credit losses. Most economic factors are stable or improving in our primary markets.
Real estate and other repossessed assets totaled $104 million at December 31, 2012, primarily consisting of $44 million of 1-4 family residential properties (including $22 million guaranteed by U.S. government agencies), $25 million of developed commercial real estate properties, $18 million of undeveloped land and $16 million of residential land and land development properties. The distribution of real estate owned and other repossessed assets among various markets included $29 million attributed to Arizona, $18 million attributed to New Mexico, $16 million attributed to Texas, $15 million attributed to Oklahoma and $13 million attributed to Colorado. Real estate and other repossessed assets decreased by $337 thousand during the fourth quarter of 2012. Additions of $36 million were partially offset by $33 million of sales. Additions included $23 million and sales included $24 million of 1-4 family residential properties guaranteed by U.S. government agencies. Write-downs and net losses on sales of real estate and other repossessed assets totaled $4.1 million.
Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $11.3 billion at December 31, 2012 and $11.5 billion at September 30, 2012. At December 31, 2012, the available for sale portfolio consisted primarily of $9.9 billion of residential mortgage-backed securities fully backed by U.S. government agencies, $895 million of commercial mortgage-backed securities fully backed by U.S. government agencies, and $325 million of residential mortgage-backed securities privately issued by publicly owned financial institutions. Privately issued residential mortgage-backed securities included $202 million backed by Jumbo-A mortgage loans and $123 million backed by Alt-A mortgage loans. Net unamortized premiums are less than 1% of the securities portfolio amortized cost.
Net unrealized gains on available for sale securities totaled $255 million at December 31, 2012 and $281 million at September 30, 2012. Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $34 million during the fourth quarter to $239 million at December 31, 2012. The privately issued residential mortgage-backed securities portfolio has a net unrealized gain of $2.3 million at December 31, 2012 compared to a net unrealized loss of $5.3 million at September 30, 2012.
The amortized cost of privately issued residential mortgage-backed securities totaled $323 million at December 31, 2012, down $14 million since September 30, 2012. All of these securities are rated below investment grade by at least one nationally-recognized rating agency. The amortized cost of these securities was reduced during the fourth quarter of 2012 by $14 million of cash payments received and $197 thousand of credit-related impairment charges during the quarter.
In the fourth quarter of 2012, the Company recognized net gains of $1.1 million from sales of $84 million of available for sale securities. These securities were sold either because they had reached their expected maximum potential total return or to mitigate exposure to prepayment risk. Net gains from sales of $209 million of available for sale securities in the third quarter of 2012 totaled $8.0 million.
The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights. Due to changes in residential mortgage interest rates during the fourth quarter of 2012, prepayment speeds decreased and the value of our mortgage servicing rights increased by $4.7 million. This increase was partially offset by a $2.9 million decrease in the value of securities and interest rate derivative contracts held as an economic hedge.

About BOK Financial Corporation
BOK Financial is a $28 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc., The Milestone Group, Inc. and Cavanal Hill Investment Management, Inc. BOKF, NA operates the TransFund electronic funds network and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of December 31, 2012 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$1,266,834	$596,590	$976,191
Funds sold and resell agreements	19,405	18,904	10,174
Trading securities	214,102	204,242	76,800
Investment securities	499,534	432,114	439,236
Available for sale securities	11,287,221	11,506,434	10,179,365
Fair value option securities	284,296	331,887	651,226
Residential mortgage loans held for sale	293,762	325,102	188,125
Loans:
Commercial	7,624,420	7,273,217	6,555,070
Commercial real estate	2,233,158	2,165,526	2,291,303
Residential mortgage	2,051,354	2,018,980	1,974,527
Consumer	402,524	374,644	448,843
Total loans	12,311,456	11,832,367	11,269,743
Less allowance for loan losses	(215,507)	(233,756)	(253,481)
Loans, net of allowance	12,095,949	11,598,611	11,016,262
Premises and equipment, net	265,920	259,195	262,735
Receivables	114,185	116,243	123,257
Goodwill	361,979	358,962	335,601
Intangible assets, net	28,192	33,196	10,219
Mortgage servicing rights, net	100,812	89,653	86,783
Real estate and other repossessed assets	103,791	104,128	122,753
Bankers' acceptances	605	1,605	1,881
Derivative contracts	338,106	435,653	293,859
Cash surrender value of bank-owned life insurance	274,531	271,830	263,318
Receivable on unsettled securities sales	211,052	32,480	75,151
Other assets	388,355	400,812	381,010
TOTAL ASSETS	$28,148,631	$27,117,641	$25,493,946

LIABILITIES AND EQUITY
Deposits:
Demand	$8,038,286	$6,848,401	$5,799,785
Interest-bearing transaction	9,888,038	9,002,567	9,354,456
Savings	284,744	269,573	226,357
Time	2,967,992	3,022,326	3,381,982
Total deposits	21,179,060	19,142,867	18,762,580
Funds purchased	1,167,416	1,680,626	1,063,318
Repurchase agreements	887,030	1,109,696	1,233,064
Other borrowings	651,775	639,254	74,485
Subordinated debentures	347,633	347,592	398,881
Accrued interest, taxes, and expense	176,678	182,410	149,508
Bankers' acceptances	605	1,605	1,881
Due on unsettled securities purchases	297,453	556,998	653,371
Derivative contracts	283,589	254,422	236,522
Other liabilities	163,711	189,696	133,684
TOTAL LIABILITIES	25,154,950	24,105,166	22,707,294
Shareholders' equity:
Capital, surplus and retained earnings	2,807,940	2,813,264	2,621,489
Accumulated other comprehensive income	149,920	162,393	128,979
TOTAL SHAREHOLDERS' EQUITY	2,957,860	2,975,657	2,750,468
Non-controlling interest	35,821	36,818	36,184
TOTAL EQUITY	2,993,681	3,012,475	2,786,652
TOTAL LIABILITIES AND EQUITY	$28,148,631	$27,117,641	$25,493,946

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
ASSETS
Funds sold and resell agreements	$19,553	$17,837	$19,187	$11,385	$12,035
Trading securities	165,109	132,213	143,770	95,293	97,972
Investment securities	474,085	408,646	416,284	430,890	443,326
Available for sale securities	11,482,212	11,058,055	10,091,279	9,947,227	9,914,523
Fair value option securities	292,490	336,160	335,965	555,233	660,025
Residential mortgage loans held for sale	272,581	264,024	191,311	182,372	201,242
Loans:
Commercial	7,424,922	7,216,232	7,075,871	6,882,277	6,502,981
Commercial real estate	2,174,726	2,148,559	2,133,247	2,198,832	2,256,153
Residential mortgage	1,997,679	2,003,162	2,011,729	1,944,462	1,949,929
Consumer	391,992	371,709	393,875	411,240	443,252
Total loans	11,989,319	11,739,662	11,614,722	11,436,811	11,152,315
Less allowance for loan losses	(229,095)	(231,177)	(242,605)	(252,538)	(266,473)
Total loans, net	11,760,224	11,508,485	11,372,117	11,184,273	10,885,842
Total earning assets	24,466,254	23,725,420	22,569,913	22,406,673	22,214,965
Cash and due from banks	849,614	746,364	748,811	908,628	1,234,312
Cash surrender value of bank-owned life insurance	272,778	270,084	267,246	264,354	261,496
Derivative contracts	316,579	291,965	371,690	311,178	247,411
Other assets	1,591,551	1,554,339	1,580,857	1,625,750	1,679,256
TOTAL ASSETS	$27,496,776	$26,588,172	$25,538,517	$25,516,583	$25,637,440

LIABILITIES AND EQUITY
Deposits:
Demand	$7,505,074	$6,718,572	$6,278,342	$5,847,682	$5,588,596
Interest-bearing transaction	9,343,421	8,719,648	8,779,659	9,319,978	9,276,608
Savings	278,714	267,498	259,386	241,442	220,236
Time	3,010,367	3,068,870	3,132,220	3,246,362	3,485,059
Total deposits	20,137,576	18,774,588	18,449,607	18,655,464	18,570,499
Funds purchased	1,295,442	1,678,006	1,740,354	1,337,614	1,197,154
Repurchase agreements	900,131	1,112,847	1,095,298	1,183,778	1,189,861
Other borrowings	364,425	97,003	86,667	72,911	88,489
Subordinated debentures	347,613	352,432	357,609	397,440	398,858
Derivative contracts	246,296	247,148	302,329	207,864	180,623
Other liabilities	1,233,806	1,378,956	637,920	826,279	1,241,469
TOTAL LIABILITIES	24,525,289	23,640,980	22,669,784	22,681,350	22,866,953
Total equity	2,971,487	2,947,192	2,868,733	2,835,233	2,770,487
TOTAL LIABILITIES AND EQUITY	$27,496,776	$26,588,172	$25,538,517	$25,516,583	$25,637,440

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest revenue	$194,314	$198,040	$791,648	$811,595
Interest expense	20,945	26,570	87,322	120,101
Net interest revenue	173,369	171,470	704,326	691,494
Provision for credit losses	(14,000)	(15,000)	(22,000)	(6,050)
Net interest revenue after provision for credit losses	187,369	186,470	726,326	697,544
Other operating revenue:
Brokerage and trading revenue	31,958	25,629	126,930	104,181
Transaction card revenue	28,009	25,960	107,985	116,757
Trust fees and commissions	22,030	17,865	80,053	73,290
Deposit service charges and fees	24,174	24,921	98,917	95,872
Mortgage banking revenue	46,410	25,438	169,302	91,643
Bank-owned life insurance	2,673	2,784	11,089	11,280
Other revenue	10,554	9,189	37,827	35,620
Total fees and commissions	165,808	131,786	632,103	528,643
Gain (loss) on other assets, net	137	1,682	(1,415)	4,156
Gain (loss) on derivatives, net	(637)	(174)	(301)	2,686
Gain (loss) on fair value option securities, net	(2,081)	222	9,230	24,413
Gain on available for sale securities, net	1,066	7,080	33,845	34,144
Total other-than-temporary impairment losses	(504)	(1,037)	(1,144)	(10,578)
Portion of loss recognized in (reclassified from) other comprehensive income	(1,163)	(1,747)	(6,207)	(12,929)
Net impairment losses recognized in earnings	(1,667)	(2,784)	(7,351)	(23,507)
Total other operating revenue	162,626	137,812	666,111	570,535
Other operating expense:
Personnel	131,192	121,129	491,033	429,986
Business promotion	6,150	5,868	23,338	20,549
Contribution to BOKF Charitable Foundation	2,062	—	2,062	4,000
Professional fees and services	10,082	7,664	34,015	28,798
Net occupancy and equipment	16,883	16,826	66,726	64,611
Insurance	3,789	3,636	15,356	16,799
Data processing and communications	25,010	26,599	98,904	97,976
Printing, postage and supplies	3,403	3,637	14,228	14,085
Net losses and operating expenses of repossessed assets	6,665	6,180	20,528	23,715
Amortization of intangible assets	1,065	895	2,927	3,583
Mortgage banking costs	8,653	10,154	38,965	34,942
Change in fair value of mortgage servicing rights	(4,689)	5,261	9,210	40,447
Other expense	11,820	11,133	32,281	40,253
Total other operating expense	222,085	218,982	849,573	819,744

Net income before taxes	127,910	105,300	542,864	448,335
Federal and state income taxes	44,293	37,396	188,740	158,511

Net income	83,617	67,904	354,124	289,824
Net income attributable to non-controlling interest	1,051	911	2,933	3,949
Net income attributable to BOK Financial Corporation shareholders	$82,566	$66,993	$351,191	$285,875

Average shares outstanding:
Basic	67,622,777	67,526,009	67,684,043	67,787,676
Diluted	67,914,717	67,774,721	67,964,940	68,038,763

Net income per share:
Basic	$1.21	$0.98	$5.15	$4.18
Diluted	$1.21	$0.98	$5.13	$4.17

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Capital:
Period-end shareholders' equity	$2,957,860	$2,975,657	$2,885,934	$2,834,419	$2,750,468
Risk weighted assets	$19,016,673	$18,448,854	$17,758,118	$17,993,379	$17,291,105
Risk-based capital ratios:
Tier 1	12.78%	13.21%	13.62%	13.03%	13.27%
Total capital	15.13%	15.71%	16.19%	16.16%	16.49%
Leverage ratio	9.01%	9.34%	9.64%	9.35%	9.15%
Tangible common equity ratio[1]	9.25%	9.67%	10.07%	9.75%	9.56%
Tier 1 common equity ratio[2]	12.59%	13.01%	13.41%	12.83%	13.06%

Common stock:
Book value per share	$43.29	$43.62	$42.35	$41.61	$40.36
Market value per share:
High	$59.77	$59.47	$58.12	$59.02	$55.90
Low	$54.19	$55.63	$53.34	$52.56	$45.68
Cash dividends paid	$94,231	$25,912	$25,904	$22,571	$22,451
Dividend payout ratio	114.13%	29.65%	26.53%	26.99%	33.51%
Shares outstanding, net	68,327,351	68,215,354	68,144,159	68,116,893	68,153,044
Stock buy-back program:
Shares repurchased	—	—	39,496	345,300	69,581
Amount	$—	$—	$2,125	$18,432	$3,579
Average price per share	$—	$—	$53.81	$53.38	$51.44

Performance ratios (quarter annualized):
Return on average assets	1.19%	1.31%	1.54%	1.32%	1.04%
Return on average equity	11.05%	11.80%	13.69%	11.86%	9.59%
Net interest margin	2.95%	3.12%	3.30%	3.19%	3.20%
Efficiency ratio	66.00%	61.18%	61.98%	58.76%	69.66%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$2,957,860	$2,975,657	$2,885,934	$2,834,419	$2,750,468
Less: Goodwill and intangible assets, net	(390,171)	(392,158)	(344,699)	(345,246)	(345,820)
Tangible common equity	$2,567,689	$2,583,499	$2,541,235	$2,489,173	$2,404,648

Total assets	$28,148,631	$27,117,641	$25,576,046	$25,884,173	$25,493,946
Less: Goodwill and intangible assets, net	(390,171)	(392,158)	(344,699)	(345,246)	(345,820)
Tangible assets	$27,758,460	$26,725,483	$25,231,347	$25,538,927	$25,148,126

Tangible common equity ratio	9.25%	9.67%	10.07%	9.75%	9.56%

[2] Tier 1 common equity ratio:
Tier 1 capital	$2,430,671	$2,436,791	$2,418,985	$2,344,779	$2,295,061
Less: Non-controlling interest	(35,821)	(36,818)	(36,787)	(35,982)	(36,184)
Tier 1 common equity	$2,394,850	$2,399,973	$2,382,198	$2,308,797	$2,258,877

Risk weighted assets	$19,016,673	$18,448,854	$17,758,118	$17,993,379	$17,291,105

Tier 1 common equity ratio	12.59%	13.01%	13.41%	12.83%	13.06%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Other data:
Fiduciary assets	$25,829,038	$25,208,276	$23,136,625	$23,774,788	$22,821,813
Mortgage servicing portfolio	$11,981,624	$11,756,350	$11,564,643	$11,378,806	$11,300,986
Mortgage loans funded for sale	$1,073,541	$1,046,608	$841,960	$746,241	$753,215
Mortgage loan refinances to total fundings	62%	61%	51%	67%	66%
Tax equivalent adjustment	$2,472	$2,509	$2,252	$2,094	$2,274
Net unrealized gain on available for sale securities	$254,587	$281,455	$242,253	$277,277	$222,160

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts	$(707)	$645	$2,623	$(2,445)	$121
Gain (loss) on mortgage trading securities	(2,177)	5,455	6,908	(2,393)	222
Gain (loss) on economic hedge of mortgage servicing rights	(2,884)	6,100	9,531	(4,838)	343
Gain (loss) on changes in fair value of mortgage servicing rights	4,689	(9,576)	(11,450)	7,127	(5,261)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$1,805	$(3,476)	$(1,919)	$2,289	$(4,918)

Net interest revenue on mortgage trading securities	$748	$1,750	$2,148	$3,165	$4,436

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Interest revenue	$194,314	$196,071	$203,055	$198,208	$198,040
Interest expense	20,945	20,044	21,694	24,639	26,570
Net interest revenue	173,369	176,027	181,361	173,569	171,470
Provision for credit losses	(14,000)	—	(8,000)	—	(15,000)
Net interest revenue after provision for credit losses	187,369	176,027	189,361	173,569	186,470
Other operating revenue:
Brokerage and trading revenue	31,958	31,261	32,600	31,111	25,629
Transaction card revenue	28,009	27,788	26,758	25,430	25,960
Trust fees and commissions	22,030	19,654	19,931	18,438	17,865
Deposit service charges and fees	24,174	25,148	25,216	24,379	24,921
Mortgage banking revenue	46,410	50,266	39,548	33,078	25,438
Bank-owned life insurance	2,673	2,707	2,838	2,871	2,784
Other revenue	10,554	9,149	8,860	9,264	9,189
Total fees and commissions	165,808	165,973	155,751	144,571	131,786
Gain (loss) on other assets, net	137	452	1,689	(3,693)	1,682
Gain (loss) on derivatives, net	(637)	464	2,345	(2,473)	(174)
Gain (loss) on fair value option securities, net	(2,081)	6,192	6,852	(1,733)	222
Gain on available for sale securities, net	1,066	7,967	20,481	4,331	7,080
Total other-than-temporary impairment losses	(504)	—	(135)	(505)	(1,037)
Portion of loss recognized in (reclassified from) other comprehensive income	(1,163)	(1,104)	(723)	(3,217)	(1,747)
Net impairment losses recognized in earnings	(1,667)	(1,104)	(858)	(3,722)	(2,784)
Total other operating revenue	162,626	179,944	186,260	137,281	137,812
Other operating expense:
Personnel	131,192	122,775	122,297	114,769	121,129
Business promotion	6,150	6,054	6,746	4,388	5,868
Contribution to BOKF Charitable Foundation	2,062	—	—	—	—
Professional fees and services	10,082	7,991	8,343	7,599	7,664
Net occupancy and equipment	16,883	16,914	16,906	16,023	16,826
Insurance	3,789	3,690	4,011	3,866	3,636
Data processing and communications	25,010	26,486	25,264	22,144	26,599
Printing, postage and supplies	3,403	3,611	3,903	3,311	3,637
Net losses and operating expenses of repossessed assets	6,665	5,706	5,912	2,245	6,180
Amortization of intangible assets	1,065	742	545	575	895
Mortgage banking costs	8,653	11,566	11,173	7,573	10,154
Change in fair value of mortgage servicing rights	(4,689)	9,576	11,450	(7,127)	5,261
Other expense	11,820	7,229	6,461	6,771	11,133
Total other operating expense	222,085	222,340	223,011	182,137	218,982
Net income before taxes	127,910	133,631	152,610	128,713	105,300
Federal and state income taxes	44,293	45,778	53,149	45,520	37,396
Net income	83,617	87,853	99,461	83,193	67,904
Net income (loss) attributable to non-controlling interest	1,051	471	1,833	(422)	911
Net income attributable to BOK Financial Corporation shareholders	$82,566	$87,382	$97,628	$83,615	$66,993

Average shares outstanding:
Basic	67,622,777	67,966,700	67,472,665	67,665,300	67,526,009
Diluted	67,914,717	68,334,989	67,744,828	67,941,895	67,774,721
Net income per share:
Basic	$1.21	$1.28	$1.43	$1.22	$0.98
Diluted	$1.21	$1.27	$1.43	$1.22	$0.98

LOANS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Bank of Oklahoma:
Commercial	$3,273,833	$3,141,217	$3,098,651	$3,107,726	$2,826,649
Commercial real estate	636,398	639,156	644,761	631,891	607,030
Residential mortgage	1,501,000	1,477,583	1,460,173	1,426,827	1,411,560
Consumer	227,115	200,217	205,436	215,693	235,909
Total Bank of Oklahoma	5,638,346	5,458,173	5,409,021	5,382,137	5,081,148

Bank of Texas:
Commercial	2,654,875	2,529,473	2,414,824	2,354,593	2,249,888
Commercial real estate	771,791	712,895	678,745	802,979	830,642
Residential mortgage	274,388	266,791	268,639	262,556	268,053
Consumer	116,252	108,854	115,602	124,692	126,570
Total Bank of Texas	3,817,306	3,618,013	3,477,810	3,544,820	3,475,153

Bank of Albuquerque:
Commercial	255,382	267,469	262,144	273,284	258,668
Commercial real estate	305,049	294,731	285,871	282,834	303,500
Residential mortgage	128,201	117,783	113,987	106,754	104,695
Consumer	15,456	15,883	15,828	18,378	19,369
Total Bank of Albuquerque	704,088	695,866	677,830	681,250	686,232

Bank of Arkansas:
Commercial	62,049	48,097	49,305	64,595	76,199
Commercial real estate	90,821	119,305	119,895	139,670	136,170
Residential mortgage	12,684	12,408	12,513	14,557	15,772
Consumer	15,421	19,720	24,270	28,783	35,911
Total Bank of Arkansas	180,975	199,530	205,983	247,605	264,052

Colorado State Bank & Trust:
Commercial	649,203	616,321	610,384	541,280	544,020
Commercial real estate	160,344	145,077	149,541	144,757	156,013
Residential mortgage	57,712	57,637	60,893	61,329	64,627
Consumer	19,333	19,028	20,612	19,790	21,598
Total Colorado State Bank & Trust	886,592	838,063	841,430	767,156	786,258

Bank of Arizona:
Commercial	313,294	300,557	278,119	269,099	271,914
Commercial real estate	184,290	186,553	181,513	180,830	198,160
Residential mortgage	57,559	65,234	67,822	76,699	89,315
Consumer	4,686	6,150	6,227	5,381	5,633
Total Bank of Arizona	559,829	558,494	533,681	532,009	565,022

Bank of Kansas City:
Commercial	415,784	370,083	339,117	348,515	327,732
Commercial real estate	84,465	67,809	65,888	50,722	59,788
Residential mortgage	19,810	21,544	21,070	19,650	20,505
Consumer	4,261	4,792	4,601	3,580	3,853
Total Bank of Kansas City	524,320	464,228	430,676	422,467	411,878

TOTAL BOK FINANCIAL	$12,311,456	$11,832,367	$11,576,431	$11,577,444	$11,269,743

Loans attributed to a geographical region may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Bank of Oklahoma:
Demand	$4,223,923	$3,734,900	$3,499,834	$3,445,424	$3,223,201
Interest-bearing:
Transaction	6,031,541	5,496,724	5,412,002	5,889,625	6,050,986
Savings	163,512	155,277	150,353	148,556	126,763
Time	1,267,904	1,274,336	1,354,148	1,370,868	1,450,571
Total interest-bearing	7,462,957	6,926,337	6,916,503	7,409,049	7,628,320
Total Bank of Oklahoma	11,686,880	10,661,237	10,416,337	10,854,473	10,851,521
Bank of Texas:
Demand	2,606,176	1,983,678	1,966,465	1,876,133	1,808,491
Interest-bearing:
Transaction	2,129,084	1,782,296	1,813,209	1,734,655	1,940,819
Savings	58,429	52,561	51,114	50,331	45,872
Time	762,233	789,725	772,809	789,860	867,664
Total interest-bearing	2,949,746	2,624,582	2,637,132	2,574,846	2,854,355
Total Bank of Texas	5,555,922	4,608,260	4,603,597	4,450,979	4,662,846
Bank of Albuquerque:
Demand	427,510	416,796	357,367	333,707	319,269
Interest-bearing:
Transaction	511,593	526,029	506,165	503,015	491,068
Savings	31,926	31,940	31,215	32,688	27,487
Time	364,928	375,611	383,350	392,234	410,722
Total interest-bearing	908,447	933,580	920,730	927,937	929,277
Total Bank of Albuquerque	1,335,957	1,350,376	1,278,097	1,261,644	1,248,546
Bank of Arkansas:
Demand	38,935	29,254	16,921	22,843	18,513
Interest-bearing:
Transaction	101,366	168,827	172,829	151,708	131,181
Savings	2,239	2,246	2,220	2,358	1,727
Time	42,573	45,719	48,517	54,157	61,329
Total interest-bearing	146,178	216,792	223,566	208,223	194,237
Total Bank of Arkansas	185,113	246,046	240,487	231,066	212,750
Colorado State Bank & Trust:
Demand	331,157	330,641	301,646	311,057	272,565
Interest-bearing:
Transaction	676,140	627,015	465,276	476,718	511,993
Savings	25,889	24,689	24,202	23,409	22,771
Time	472,305	476,564	491,280	498,124	523,969
Total interest-bearing	1,174,334	1,128,268	980,758	998,251	1,058,733
Total Colorado State Bank & Trust	1,505,491	1,458,909	1,282,404	1,309,308	1,331,298
Bank of Arizona:
Demand	161,094	151,738	137,313	131,539	106,741
Interest-bearing:
Transaction	360,275	298,048	113,310	95,010	104,961
Savings	1,978	2,201	2,313	1,772	1,192
Time	31,371	33,169	31,539	34,199	37,641
Total interest-bearing	393,624	333,418	147,162	130,981	143,794
Total Bank of Arizona	554,718	485,156	284,475	262,520	250,535
Bank of Kansas City:
Demand	249,491	201,393	160,829	68,469	51,004
Interest-bearing:
Transaction	78,039	103,628	69,083	57,666	123,449
Savings	771	660	581	505	545
Time	26,678	27,202	26,307	26,657	30,086
Total interest-bearing	105,488	131,490	95,971	84,828	154,080
Total Bank of Kansas City	354,979	332,883	256,800	153,297	205,084

TOTAL BOK FINANCIAL	$21,179,060	$19,142,867	$18,362,197	$18,523,287	$18,762,580

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

TAX-EQUIVALENT ASSETS YIELDS
Funds sold and resell agreements	0.06%	0.07%	0.08%	0.07%	0.10%
Trading securities	1.06%	2.12%	1.53%	1.88%	2.79%
Investment securities:
Taxable[1]	5.86%	5.83%	5.93%	5.89%	5.91%
Tax-exempt[1]	2.93%	4.12%	4.90%	4.87%	4.81%
Total investment securities[1]	4.67%	5.33%	5.63%	5.59%	5.59%
Available for sale securities:
Taxable[1]	2.08%	2.36%	2.52%	2.48%	2.37%
Tax-exempt[1]	3.80%	4.70%	4.69%	5.17%	5.14%
Total available for sale securities[1]	2.10%	2.38%	2.54%	2.50%	2.39%
Fair value option securities	1.58%	2.27%	2.62%	2.79%	2.98%
Residential mortgage loans held for sale	3.39%	3.48%	3.75%	3.90%	4.01%
Loans	4.33%	4.33%	4.58%	4.50%	4.65%
Less allowance for loan losses	—%	—%	—%	—%	—%
Loans, net of allowance	4.41%	4.42%	4.68%	4.61%	4.76%
Total tax-equivalent yield on earning assets[1]	3.30%	3.47%	3.69%	3.64%	3.69%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.15%	0.16%	0.16%	0.17%	0.18%
Savings	0.18%	0.19%	0.23%	0.24%	0.26%
Time	1.80%	1.61%	1.63%	1.68%	1.70%
Total interest-bearing deposits	0.54%	0.53%	0.54%	0.55%	0.59%
Funds purchased	0.15%	0.15%	0.16%	0.09%	0.06%
Repurchase agreements	0.09%	0.10%	0.10%	0.09%	0.13%
Other borrowings	0.90%	3.03%	3.96%	5.58%	4.75%
Subordinated debt	2.56%	2.79%	3.95%	5.62%	5.61%
Total cost of interest-bearing liabilities	0.54%	0.52%	0.56%	0.63%	0.66%
Tax-equivalent net interest revenue spread	2.76%	2.95%	3.13%	3.01%	3.03%
Effect of noninterest-bearing funding sources and other	0.19%	0.17%	0.17%	0.18%	0.17%
Tax-equivalent net interest margin[1]	2.95%	3.12%	3.30%	3.19%	3.20%

[1]	Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Quarter Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Nonperforming assets:
Nonaccruing loans:
Commercial	$24,467	$21,762	$34,529	$61,750	$68,811
Commercial real estate	60,626	75,761	80,214	86,475	99,193
Residential mortgage	46,608	29,267	22,727	27,462	29,767
Consumer	2,709	5,109	7,012	7,672	3,515
Total nonaccruing loans	134,410	131,899	144,482	183,359	201,286
Renegotiated loans[1]	38,515	27,992	28,415	36,764	32,893
Real estate and other repossessed assets	103,791	104,128	105,708	115,790	122,753
Total nonperforming assets	$276,716	$264,019	$278,605	$335,913	$356,932

Nonaccruing loans by principal market[2]:
Bank of Oklahoma	$56,424	$41,599	$49,931	$64,097	$65,261
Bank of Texas	31,623	28,046	24,553	29,745	28,083
Bank of Albuquerque	13,401	13,233	13,535	15,029	15,297
Bank of Arkansas	1,132	5,958	6,865	18,066	23,450
Colorado State Bank & Trust	14,364	22,878	28,239	28,990	33,522
Bank of Arizona	17,407	20,145	21,326	27,397	35,673
Bank of Kansas City	59	40	33	35	—
Total nonaccruing loans	$134,410	$131,899	$144,482	$183,359	$201,286

Nonaccruing loans by loan portfolio sector:
Commercial:
Energy	$2,460	$3,063	$3,087	$336	$336
Manufacturing	2,007	2,283	12,230	23,402	23,051
Wholesale / retail	3,077	2,007	4,175	15,388	21,180
Integrated food services	684	—	—	—	—
Services	12,090	10,099	10,123	12,890	16,968
Healthcare	3,166	3,305	3,310	7,946	5,486
Other commercial and industrial	983	1,005	1,604	1,788	1,790
Total commercial	24,467	21,762	34,529	61,750	68,811

Commercial real estate:
Construction and land development	26,131	38,143	46,050	52,416	61,874
Retail	8,117	6,692	7,908	6,193	6,863
Office	6,829	9,833	10,589	10,733	11,457
Multifamily	2,706	3,145	3,219	3,414	3,513
Industrial	3,968	4,064	—	—	—
Other commercial real estate	12,875	13,884	12,448	13,719	15,486
Total commercial real estate	60,626	75,761	80,214	86,475	99,193

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Quarter Ended
	December 31, 2012	September 30, 2012		June 30, 2012	March 31, 2012	December 31, 2011

Residential mortgage:
Permanent mortgage	39,863	23,717		18,136	22,822	25,366
Permanent mortgage guaranteed by U.S. government agencies	489	—		—	—	—
Home equity	6,256	5,550		4,591	4,640	4,401
Total residential mortgage	46,608	29,267		22,727	27,462	29,767

Consumer	2,709	5,109		7,012	7,672	3,515
Total nonaccruing loans	$134,410	$131,899		$144,482	$183,359	$201,286

Performing loans 90 days past due[3]	$3,925	$1,181		$691	$6,140	$2,496

Gross charge-offs	$8,000	$8,921		$11,543	$13,674	$14,771
Recoveries	3,724	3,204	[4]	6,702	5,189	5,311
Net charge-offs	$4,276	$5,717		$4,841	$8,485	$9,460

Provision for (reduction of) allowances for credit losses	$(14,000)	$—		$(8,000)	$—	$(15,000)

Allowance for loan losses to period end loans	1.75%	1.98%		2.00%	2.11%	2.25%
Combined allowance for credit losses to period end loans	1.77%	1.99%		2.09%	2.20%	2.33%
Nonperforming assets to period end loans and repossessed assets	2.23%	2.21%		2.38%	2.87%	3.13%
Net charge-offs (annualized) to average loans	0.14%	0.19%	[4]	0.17%	0.30%	0.34%
Allowance for loan losses to nonaccruing loans	160.34%	177.22%		160.34%	133.19%	125.93%
Combined allowance for credit losses to nonaccruing loans	161.76%	178.70%		167.09%	138.67%	130.53%

[1] Includes residential mortgage loans guaranteed by agencies of the U.S. government. These loans have been modified to extend payment terms and/or reduce interest rates to current market.	$38,515	$24,590		$24,760	$32,770	$28,974

[2] Nonaccruing loans attributed to a principal market do not always represent the location of the borrower or the collateral.

[3] Excludes residential mortgage loans guaranteed agencies of the U.S. government.

[4]  Includes $7.1 million of negative recovery related to a refund of a settlement agreement between BOK Financial and the City of Tulsa invalidated by the Oklahoma Supreme Court. Excluding this refund, BOK Financial had net charge-offs (recoveries) to average loans of (0.05%) on an annualized basis.